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                                                                   EXHIBIT 99.1

      CARMIKE CINEMAS, INC. PROVIDES ESTIMATED 2005 OPERATING INFORMATION;
                   PROVIDES UPDATE ON LEASE ACCOUNTING MATTERS


         COLUMBUS, GA -- (MARKET WIRE) -- 04/17/2006 -- On March 24, 2006, Carmike Cinemas, Inc. (NASDAQ: CKEC) announced that the filing of its Form 10-K for the year ended December 31, 2005 would be delayed because the Company is finalizing its review of certain lease accounting issues. The Company is providing an update on these issues, as well as estimates of certain 2005 operating information.

CERTAIN ESTIMATED 2005 OPERATING INFORMATION

         The Company is providing the following preliminary, unaudited estimates of certain operating information for the fiscal year ended December 31, 2005:

- admission revenues of $309.9 million compared to $331.5 million for 2004;

- concession and other revenues of $159.3 million compared to $163.0 million for 2004;

-        total revenues of $469.2 million compared to $494.5 million for 2004;

-        total attendance of 57.9 million compared to 63.3 million for 2004;

-        301 theaters at period end compared to 282 theaters for 2004;

-        2,475 screens at period end compared to 2,188 screens for 2004;

-        average screens per theater of 8.2 compared to 7.8 screens for 2004;

-        average ticket price of $5.36 compared to $5.17 for 2004;

- average concession sales per patron of $2.52 compared to $2.33 for 2004; and

- cash and cash equivalents of $23.6 million at period end compared to $56.9 million in 2004.

The 2005 information includes the GKC theaters from the date of acquisition, May 19, 2005.

         As previously disclosed, the Company anticipates that operating income and net income for the year ended December 31, 2005 will be significantly lower than operating income and net income for the year ended December 31, 2004. The Company's revenues were negatively impacted by the decreased box office across the industry in general during the year ended December 31, 2005, increased competition in certain markets and higher gas prices. The Company's total costs and expenses are expected to be higher for


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the year ended December 31, 2005 due primarily to increases in theatre operating costs and depreciation and amortization expense related to theatre development, retrofitting and acquisition activities in 2005.

LEASE ACCOUNTING REVIEW UPDATE

         In its March 24, 2006 announcement, the Company indicated that 35 of its leases, entered into between 1985 and 1999, may not have been properly classified for accounting purposes. Management continues its review and analysis of whether these leases should have been classified as operating leases or "long-term financing obligations" under EITF 97-10, including any resulting financial statement impact, and whether, with respect to any capital leases, any increase or decrease in existing capital assets or obligations is appropriate.

         As part of the review of the 35 capital leases, management has had recent discussions with its external accounting advisor and its independent auditor regarding the accounting treatment of the Company's remaining leases. As a result, the Company has now expanded the scope of its lease review to include approximately 100 of the 183 operating leases that were in effect as of December 31, 2005 to determine whether these leases were properly accounted for at the date of inception or subsequent modification. These leases account for approximately 97% of the Company's non-cancelable operating lease commitments as of December 31, 2005.

         Management continues to work closely with the Board's Audit Committee in connection with the ongoing lease review. In addition, Carmike's external accounting advisor continues to work with management in its analysis of these lease accounting issues. Carmike also continues to work with its independent auditor to resolve these issues.

         Management continues to believe that any potential changes due to these lease accounting issues, including the expanded lease review, will not have a material impact on the net cash flows of the business. However, due to the highly technical nature of the lease accounting issues and management's ongoing review of certain other accounting issues noted above, there can be no assurance as to the ultimate accounting impact. The resolution of these issues likely will require Carmike to restate financial statements for certain prior periods.

         In addition, Carmike's evaluation of internal control over financial reporting as of December 31, 2005 is ongoing. As the Company completes its evaluation of internal control over financial reporting, one or more control deficiencies likely will be identified and those control deficiencies likely will represent one or more material weaknesses, including a material weakness in internal control over the accounting for and reporting of non-routine and non-systematic transactions.


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STATUS OF REGULATORY FILINGS

         Carmike is working diligently to complete its financial statements, audit, and evaluation of internal control over financial reporting for 2005 and will file its Form 10-K for 2005 promptly upon completion. The Company will file its Form 10-Q for the first quarter of 2006 subsequent to the filing of its Form 10-K for 2005.

CONFERENCE CALL

         Carmike will host a conference call today, April 17, 2006, at 4:45 PM Eastern time to discuss this press release. There will be a live webcast available on our website at www.carmike.com under the Investor Relations heading.

         Participant Dial-in Numbers:

                U.S. Toll Free: 800-391-2548
                Canadian Toll Free: 866-627-1646
                International Toll: 302-709-8328
                Verbal passcode (to be given to the operator) VH743620

A replay of the call will be available on our website one hour after the call.

FORWARD-LOOKING STATEMENTS

         This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. Examples of forward-looking statements in this release include our estimations of 2005 operating information and expectations with regard to our ability to make required regulatory filings. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include:

         - our ability to timely resolve the accounting issues that have delayed the filing of our 2005 Form 10-K;

         - our ability to comply with covenants contained in our credit agreement and senior subordinated notes;


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         -        our ability to maintain our Nasdaq listing;

         - our ability to operate at expected levels of cash flow through the second quarter of 2006;

         - the availability of suitable motion pictures for exhibition in our markets;

         -        competition in our markets;

         -        competition with other forms of entertainment;

         -        the effect of our leverage on our financial condition; and

         - other factors, including the risk factors previously disclosed in our Annual Report on Form 10-K Amendment No. 2, for the year ended December 31, 2004 under the caption "Risk Factors."

         We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

         Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 301 theatres and 2,475 screens in 37 states, as of December 31, 2005. Carmike's focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000. Carmike's common stock is traded on the NASDAQ National Market under the ticker symbol "CKEC". For more information visit Carmike's website, www.carmike.com.

Company Contact:
Judy Russell
Director of Investor and Public Relations
(706) 576-2737